FOR IMMEDIATE RELEASE

SEASIDE EXPLORATION CHANGES ITS NAME TO SKY PETROLEUM

Company Press Release

Austin, Texas-- (BUSINESS WIRE)-April 1, 2005-Seaside Exploration, Inc. (OTC: BB-SSDX) today announced that on March 28th its majority stockholder consented to and approved amending its Articles of Incorporation to change its name to Sky Petroleum, Inc. In conjunction with the name change, SSDX instituted a 4:1 forward stock-split of all of its outstanding shares of common stock.

The name change was prompted by a change in primary business direction that resulted from the appointment of Daniel Meyer as SSDX's new officer and director and Mr. Meyer's desire to explore potential opportunities in the oil and gas industry.

With the name change and forward stock-split completed, Sky Petroleum will now focus on its capital structure in order to allow for the aggressive pursuit of opportunities within the oil exploration and development industry.

"We have been in preliminary discussions with several companies and hope to finalize a definitive agreement in the second quarter of 2005," stated Mr. Meyer.

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Sky Petroleum's ability to enter the oil and gas industry, perceived or actual benefits of the name change or forward stock-split, the ability for Sky Petroleum to enter into a definitive agreement with a company in the oil and gas industry, Sky Petroleum's current capital structure and its ability to raise additional capital, the competitive environment within the oil and gas industry, the extent and cost-effectiveness with which Sky Petroleum is able to enter the oil and gas industry, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.

Contact:

Sky Petroleum, Inc.

Daniel Meyer

Phone 780 443-3014

Email address-seaside.exp@telus.net